Exhibit 99.1

ROSETTA RESOURCES INC. PRICES

$200 MILLION OF 9 1 /2% SENIOR NOTES DUE 2018

HOUSTON, TEXAS, April 12, 2010 / GLOBENEWSWIRE / — Rosetta Resources Inc. (NASDAQ:ROSE) (the “Company”) announced today that it has priced its private offering of $200 million aggregate principal amount of 9 1/2% senior notes due 2018. The notes will be sold at a price equal to 100% of their principal amount. The offering is expected to close on April 15, 2010, subject to the satisfaction or waiver of customary closing conditions.

The Company intends to use the net proceeds from the notes offering to repay $80.0 million of its existing second lien term loans, to repay borrowings under its existing senior secured revolving credit facility and to pay associated fees and expenses. The notes and related guarantees to be offered have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other place and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered only to qualified institutional buyers under Rule 144A under the Securities Act and to non-U.S. persons outside the United States under Regulation S under the Securities Act.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to Rule 135c of the Securities Act.

Forward-Looking Statements:

All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, which are more fully described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. These risks, uncertainties and assumptions could cause actual results to differ materially from those described in the forward-looking statements. The Company assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Investor Contact:

Michael J. Rosinski

Executive Vice President & Chief Financial Officer

Rosetta Resources Inc.

(713) 335-4037

rosinskim@rosettaresources.com